Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AG&E Holdings Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-36896, 333-72629, 333-61991, 333-02981 and 033-61535) on Form S-8 of AG&E Holdings Inc. of our report dated March 23, 2016, with respect to the consolidated balance sheets of AG&E Holdings Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in or is incorporated by reference in the annual report on Form 10-K of AG&E Holdings Inc.

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 29, 2016